[LOGO]

EXHIBIT 99.1

Press Release

For further information, please contact:
Paradigm Genetics, Inc.	Noonan Russo Presence Euro RSCG
Melissa Matson	Mark Vincent
Director, Corporate Communications	212-845-4200
919-425-3000

PARADIGM GENETICS ANNOUNCES 2003 SECOND QUARTER FINANCIAL RESULTS

—Revenues up 27%, net loss reduced by 28%—

—Company accelerates focus on growth opportunities—

RESEARCH TRIANGLE PARK, NC, August 6, 2003—Paradigm Genetics, Inc. (Nasdaq: PDGM), a biotechnology company, today reported financial results for the quarter ended June 30, 2003. During the second quarter, the company continued its positive trend by announcing increased revenues over the first quarter and further reductions in its net loss and improved cash flow from operations.

Paradigm reported a second quarter 2003 net loss of $3.6 million, or $0.11 per common share, which is a 28% improvement over second quarter 2002 net loss of $5.0 million, or $0.16 per common share. The loss is in line with earlier guidance provided by the company of $0.10 to $0.12 loss per common share.

Total revenues for second quarter 2003 increased 27% to $5.6 million compared to $4.4 million in the second quarter 2002. This improvement was primarily due to increases in revenues recognized from the new National Institute of Environmental Health Sciences contract, a one-time service contract and the Advanced Technology Program grant—compared to no revenues for these programs in the second quarter 2002. These increases were partially offset by anticipated decreases in revenues from Bayer CropSciences and The Monsanto Company. For the first six months of 2003, revenues decreased 4% to $9.7 million compared to $10.1 million for the same period in 2002. This decrease was primarily due to anticipated decreases in revenues from Bayer CropSciences and The Monsanto Company, partially offset by revenues from the new NIEHS contract, a one-time service contract and the Advanced Technology Program grant.

While making targeted investments in its R&D programs for human health and agriculture, Paradigm continued to reduce overall operating expenses. Total expenses for second quarter 2003 decreased 7% to $9.0 million compared to $9.6 million in second quarter 2002. For the first six months of 2003, operating expenses decreased 16% to $17.0 million compared to $20.2 million for the same period in 2002, due primarily to reduced payroll expenses and other cost control measures.

As further evidence of its improving financial health, the Company reported:

•	Paradigm used approximately $1.7 million of cash in second quarter 2003 compared to a use of $4.0 million in first quarter 2003 and $4.4 million in second quarter 2002.
•	Net cash used in operating activities decreased 81% to $0.6 million in second quarter 2003 compared to $2.9 million in first quarter 2003.
•	Capital expenditures in second quarter 2003 were held to $0.3 million. The company expects that the need for new capital expenditures will continue to remain at significantly lower levels than those experienced in prior years.
•	Debt payments in second quarter 2003 remained consistent with previous quarters at $1.1 million. The $7.5 million refinancing with Silicon Valley Bank –which closed in July 2003 and, therefore, is not included in second quarter 2003 results—enabled Paradigm to pay off its approximately $3 million equipment loan with Transamerica Technology Finance, provided a $2.5 million revolving line of credit, and increased working capital by an additional $3.0 million. The new financing is at substantially lower rates and will reduce scheduled debt payments by approximately $0.6 million for the remainder of the year.
•	While revenues were up $1.5 million, or 38%, to $5.6 million in second quarter 2003 from the first quarter 2003, total operating expenses only increased $0.9 million, or 11%, to $9.0 million for the same period. Further, approximately $0.5 million of the increase in expenses related to non-recurring charges.
•	As of June 30, 2003, the company reported unrestricted cash and investments in the amount of $15.5 million, in the form of cash, cash equivalents, short- and long-term investments, compared to $17.2 million at the end of the first quarter 2003. On a pro forma basis, if the refinancing with Silicon Valley Bank had closed on June 30, 2003, unrestricted cash plus amounts available under the revolving line of credit would have totaled $19.6 million. The company forecasts a year-end 2003 balance of unrestricted cash plus amounts available under the revolving line of credit of at least $13.0 to $15.0 million.

“Our improved cash flow is direct evidence of the financial and operational improvements we’ve made in the past 12 months. Proactive management of challenges such as delays in contract revenues or the Nasdaq listing situation is now paying a dividend,” said Heinrich Gugger, Ph.D., President and CEO of Paradigm Genetics. “The recent refinancing with Silicon Valley Bank, along with rigorous cash controls and operations improvements, further solidifies our financial position and creates greater flexibility for us. Recent increases in work flow from the NIEHS contract and the opportunity for increased revenues from our ATP grant help partially offset the normal delays in closing new deals with large companies.”

“Looking forward,” Gugger said, “we are focused on building on our core competencies and providing results for our existing and future commercial partners. Additionally, to take Paradigm to the next level, we will leverage our technology platforms to create a portfolio of proprietary products for our human health business and novel product concepts for our agricultural business. By doing so, we can create the opportunity for long-term, sustainable growth and a sustainable competitive advantage for Paradigm.”

About Paradigm Genetics

Paradigm is a biotechnology company aiming to increase R&D productivity by focusing its integrated suite of technologies on the product development cycle, from target discovery to subsequent enhancement of the safety and efficacy profiles of development candidates in agriculture and human health. Paradigm chooses a systems biology approach to understand gene function in the context of biological pathways, to develop assays and biomarkers for molecular diagnostic solutions tailored to the needs of our partners. Paradigm’s proprietary Gene to Cell to System™ approach has three major components: gene expression profiling, biochemical profiling (also known as metabolomics) and data integration and coherence. For more information, visit www.paradigmgenetics.com.

Quarterly Conference Call

Paradigm will host a conference call at 8:30 a.m. ET on Thursday, August 7, 2003 to review financial results for the three months ended June 30, 2003. This call will be webcast via the Internet at www.paradigmgenetics.com, where any supplemental financial information will be available, and will be accessible through the investor relations section and homepage of Paradigm’s web site through August 21, 2003. Contact Investor Relations at (919) 425-3000 for information on accessing a taped replay via telephone.

Financial Charts Follow

PARADIGM GENETICS, INC.

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2003	2002	2003	2002
Revenues:
Revenues from commercial and government contracts	$5,282,000	$4,414,000	$9,121,000	$10,057,000
Grant revenues	315,000	—	543,000	—
Total revenues	5,597,000	4,414,000	9,664,000	10,057,000

Operating expenses:
Research and development (includes $190,000 and $90,000 of stock based compensation expense for the three months ended June 30, 2003 and June 30, 2002, respectively, and includes $326,000 and $195,000 of stock based compensation expense for the six months ended June 30, 2003 and June 30, 2002, respectively;)	6,513,000	7,089,000	12,345,000	14,721,000

Selling, general and administrative (includes $245,000 and $62,000 of stock based compensation expense for the three months ended June 30, 2003 and June 30, 2002, respectively, and includes $394,000 and $221,000 of stock based compensation expense for the six months ended June 30, 2003 and June 30, 2002, respectively;)	2,446,000	2,506,000	4,698,000	5,451,000

Total operating expenses	8,959,000	9,595,000	17,043,000	20,172,000

Loss from operations	(3,362,000)	(5,181,000)	(7,379,000)	(10,115,000)

Other interest income (expense), net	(104,000)	(81,000)	(228,000)	(137,000)

Net loss from continuing operations	(3,466,000)	(5,262,000)	(7,607,000)	(10,252,000)

Discontinued operations	(121,000)	254,000	(96,000)	27,000

Net loss attributable to common stockholders	$(3,587,000)	$(5,008,000)	$(7,703,000)	$(10,225,000)

Net loss per share—basic and diluted
Loss from continuing operations	$(0.11)	$(0.16)	$(0.24)	$(0.32)

Loss from discontinued operations	(0.00)	0.01	0.00	0.00

Net loss per common share	$(0.11)	$(0.16)	$(0.24)	$(0.32)

Weighted average common shares outstanding—basic and diluted	32,068,000	31,942,000	32,054,000	31,940,000

Paradigm Genetics, Inc.

2003 Second-Quarter Results

Condensed Balance Sheet Data

	June 30, 2003 (unaudited)	December 31, 2002
Assets:
Cash, cash equivalents, short-term investments	$9,318,000	$10,909,000
Other current assets	5,684,000	6,500,000
Total Current Assets	15,002,000	17,409,000
Long term investments	6,172,000	10,323,000
Property plant & equipment net	19,840,000	22,431,000
Other noncurrent assets	1,707,000	2,459,000

Total Assets	$42,721,000	$52,622,000

Liabilities and Stockholders’ Equity:
Current liabilities	$17,358,000	$18,557,000
Long-term obligations	1,524,000	3,378,000
Stockholders’ equity	23,839,000	30,687,000

Total Liabilities and Stockholders’ Equity	$42,721,000	$52,622,000

Paradigm Genetics, Inc.

Supplemental Information Re: Increase/(Decrease) in Cash, Cash Equivalents,

Short-Term and Long-Term Investments (See Note Below)

(Unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2003	2002	2003	2002

Net cash used in operating activities	$(557,000)	$(3,197,000)	$(3,446,000)	$(9,471,000)

Net cash (used in) provided by investing activities, excluding purchases and maturities of short-term and long-term investments	(122,000)	30,000	(139,000)	(646,000)

Net cash used in financing activities	(1,053,000)	(1,245,000)	(2,157,000)	(4,872,000)

Net decrease in cash, cash equivalents, short-term investments and long-term investments	(1,732,000)	(4,412,000)	(5,742,000)	(14,989,000)

Cash, cash equivalents, short-term investments and long term investments, beginning of period	17,222,000	32,415,000	21,232,000	42,992,000

Cash, cash equivalents, short-term investments and long term investments, end of period	$15,490,000	$28,003,000	$15,490,000	$28,003,000

Note: The above presentation of the change in cash and investments is not meant to be in accordance with generally accepted accounting principles (“GAAP”) in the U.S. GAAP requires the presentation of a statement of cash flows only (i.e., excluding changes in short and long-term investments). In order to fully assess the Company’s liquidity position, management believes that the cash flow measure presented above, which includes Short-Term and Long-Term Investments, is an appropriate measure for evaluating the Company’s liquidity, because this reflects all liquid resources available for strategic opportunities including, among others, to invest in the business and continue operating activities. However this measure should be considered in addition to, and not as a substitute for, or superior to, cash flows, prepared in accordance with generally accepted accounting principles in the U.S.

Under GAAP, cash flows from investing activities above would improve by net maturities of investment securities and unrealized gains and losses on investments in the amount of $0.04 million and $5.7 million for the three months ended June 30, 2003 and 2002, respectively, and by $6.1 million and $13.3 million for the six months ended June 30, 2003 and 2002, respectively. Also under GAAP, cash and cash equivalents at the beginning and end of the period would be less, as they would exclude short and long-term investments of $9.3 million and $29.3 million, and $9.3 million and $23.6 million for the three months ended June 30, 2003 and 2002, respectively and by $15.3 million and $36.8 million, and $9.3 million and $23.6 million for the six months ended June 30, 2003 and 2002, respectively. Cash, cash equivalents, short-term and long-term investments exclude restricted cash.

This press release contains forward-looking statements, including statements regarding the Company’s expectations regarding business development activities and near-term revenue opportunities; the financial statement impact of the significant reduction in SG&A expense and increase in R&D investment; and the Company’s ability to hit its milestones and execute on its strategy.Such forward-looking statements are based on management’s current expectations and are subject to a number of risks, factors and uncertainties that may cause actual results, events and performance to differ materially from those referred to in the forward-looking statements. These risks, factors and uncertainties include, but are not limited to, Paradigm’s early stage of development, history of net losses, technological and product development uncertainties, reliance on research collaborations, uncertainty of additional funding and ability to protect its patents and proprietary rights. Certain of these and other risks are identified in Paradigm’s annual report on Form 10-K for the year ended December 31, 2002 and in its quarterly report on Form 10-Q for the quarter ended March 31, 2003, each filed with the Securities and Exchange Commission. The Company does not intend to update any of the forward-looking statements after the date of this release to conform these statements to actual results or to changes in our expectations, except as may be required by law.

— end —